Exhibit 99.1

Signing Day Sports Announces Effectiveness of Form S-4 Registration Statement and March 13, 2026 Special Stockholder Meeting to Approve Business Combination with BlockchAIn

BlockchAIn Digital Infrastructure, Inc. Expected to Trade on NYSE American Under Ticker Symbol “AIB” Following Completion of Business Combination

SCOTTSDALE, AZ / GLOBE NEWSWIRE / February 17, 2026 / – Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), today announced that the Registration Statement on Form S-4 (the “Registration Statement”) filed by BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn Inc.”) in connection with the Company’s previously announced proposed business combination with BlockchAIn Inc., One Blockchain LLC (“BlockchAIn LLC” and together with BlockchAIn Inc., “BlockchAIn”), and certain affiliates of BlockchAIn (the “Business Combination”), was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 30, 2026.

Signing Day Sports also announced that it will hold a special meeting of its stockholders (the “Special Meeting”) on March 13, 2026, at which stockholders will be asked to consider and vote on the approval of the Business Combination.

A definitive proxy statement of Signing Day Sports and a prospectus of BlockchAIn Inc. relating to the Business Combination (the “Proxy Statement/Prospectus”) is expected to be mailed or otherwise distributed on or about February 18, 2026 to the stockholders of record of Signing Day Sports as of the close of business on January 20, 2026. Only stockholders of record as of the close of business on such date will be entitled to notice of, and to vote at, the Special Meeting.

As previously disclosed, Signing Day Sports entered into a Business Combination Agreement with BlockchAIn and certain affiliates of BlockchAIn on May 27, 2025, as amended on November 10, 2025, and December 21, 2025. The Business Combination is expected to be completed following the Special Meeting, subject to stockholder approval and the satisfaction or waiver of certain closing conditions, including applicable regulatory and stock exchange approvals. Upon consummation of the Business Combination, Signing Day Sports and BlockchAIn LLC are expected to become wholly-owned subsidiaries of BlockchAIn Inc., and the shares of BlockchAIn Inc. are expected to trade on the NYSE American under the ticker symbol “AIB.”

Daniel Nelson, Chief Executive Officer of Signing Day Sports, commented, “The effectiveness of the Form S-4 marks an important step toward completing what we believe is a transformational transaction for our stockholders. We look forward to the upcoming Special Meeting and the opportunity to bring this combination to a vote. We believe BlockchAIn’s operating digital infrastructure platform, disciplined execution, and focus on AI and high-performance computing position the combined company to pursue long-term value creation.”

Jerry Tang, Chief Executive Officer of BlockchAIn, added, “This is an important milestone as we move closer to becoming a publicly listed company. With an established operating facility generating meaningful revenue and cash flow, and a scalable expansion roadmap ahead, we believe access to the public markets will enhance our ability to accelerate growth and capitalize on the increasing demand for AI-ready infrastructure. We appreciate the continued collaboration with Signing Day Sports and look forward to completing this transaction.”

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn LLC has planned AI data center expansions with favorable economics for activation in 2026 and 2027. BlockchAIn operations are currently centered around its existing 40 MW data center facility in South Carolina. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications.

About Signing Day Sports, Inc.

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com

Forward-Looking Statements

This press release and the statements contained herein include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify these statements because they contain words such as “may,” “will,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” “plan,” “target,” “predict,” “potential,” or the negative of such terms, or other comparable terminology that concern the Company’s expectations, strategy, plans, or intentions. Forward-looking statements relating to expectations about future results or events are based upon information available to the Company as of today’s date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, including, without limitation, the parties’ ability to complete the Business Combination, the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the ability of the parties to obtain all necessary consents and approvals in connection with the Business Combination, obtain stock exchange clearance of a listing application in connection with the Business Combination, the parties’ ability to obtain their respective equity securityholders’ approval, and obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement and are further described in the Proxy Statement/Prospectus. See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning the Company, BlockchAIn, or any of their affiliates, or other matters and attributable to the Company, BlockchAIn, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof, except as required by law.

Additional Information and Where to Find It

Pursuant to the Business Combination Agreement, BlockchAIn Inc. has filed relevant materials with the SEC, including the Registration Statement to register the BlockchAIn Inc. common shares to be issued in connection with the proposed Business Combination, and is expected to file the Proxy Statement/Prospectus on or about February 17, 2026. The Registration Statement has been declared effective by the SEC.  The Proxy Statement/Prospectus will be sent to the Signing Day Sports stockholders of record to seek their approval of the proposed Business Combination. Each of BlockchAIn Inc., BlockchAIn LLC, and Signing Day Sports may file with the SEC other relevant documents concerning the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SIGNING DAY SPORTS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BLOCKCHAIN, SIGNING DAY SPORTS, THE PROPOSED BUSINESS COMBINATION, AND RELATED MATTERS. The Registration Statement, the Proxy Statement/Prospectus, and any other documents filed by BlockchAIn Inc., BlockchAIn LLC, and Signing Day Sports with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Signing Day Sports by directing a written request to: Signing Day Sports, Inc., 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255.

Participants in the Solicitation

Signing Day Sports, and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Signing Day Sports stockholders of record with respect to the Business Combination and related matters. Information about the directors and executive officers of Signing Day Sports, including their ownership of shares of Signing Day Sports, is included in Signing Day Sports’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 11, 2025, as amended on August 6, 2025. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Signing Day Sports stockholders of record, including a description of their interests in the Business Combination by security holdings or otherwise, is included in the Proxy Statement/Prospectus and other relevant documents that are or will be publicly filed with the SEC when they become available. The directors, managers and officers of BlockchAIn LLC and BlockchAIn Inc. do not currently hold any interests, by security holdings or otherwise, in Signing Day Sports.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities in connection with the proposed Business Combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

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